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MENTOR GRAPHICS CORPORATION
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Mentor Graphics Reports Annual and Fiscal Fourth Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--February 24, 2011--Mentor Graphics Corporation (NASDAQ:MENT) today announced results for the fiscal fourth quarter and full year ending January 31, 2011. For the full year, the company reported revenues of $914.8 million, up 14% from fiscal year 2010, non-GAAP earnings per share of $.70, a 49% increase, and GAAP earnings per share of $.25 compared to a GAAP loss per share of $.23 the prior year. For the fiscal fourth quarter, the company reported revenues of $307.3 million, up 30% from the fourth quarter of the prior year, non-GAAP earnings per share up 60% at $.48, and GAAP earnings per share of $.43, up 10% from the prior fourth quarter.

“Driven by over 40% year-over-year bookings growth in our core system design business, Mentor set an all-time revenue record this past year, growing the fastest of the ‘Big 3’ EDA companies,” said Walden C. Rhines, CEO and chairman of Mentor Graphics. “Mentor’s decade-long emphasis on investment in system design software has driven us to a near-50% market share in printed circuit board design (PCB) software and an operating margin percent for PCB software that is twice that of the overall company. We expect this momentum to continue in this fiscal year as we achieve over 9% growth in Mentor’s revenues and a much greater percentage growth in earnings.”

During the quarter, the company teamed up with ARM to provide an automated memory test and repair solution for ARM embedded memories and processor cores. Mentor also combined Veloce® hardware emulation technology with equipment from Rohde and Schwarz, the largest test and measurement supplier in Europe, to deliver a hardware-accelerated debug platform for wireless communication systems-on-chip. The company collaborated with IBM, GLOBALFOUNDRIES and Samsung to design a test chip for 32nm and 28nm IC manufacturing technologies, using the Mentor® Olympus-SoCTM place and route system and the Calibre® physical verification and design for manufacturing platform. Mentor’s leading-edge products continued to receive endorsements from customers such as Broadcom, Infineon, Siemens, Fujitsu and Cypress Semiconductor.

In December, the company announced the acquisition of assets of CodeSourcery, a leading provider of open source toolchains and services for advanced embedded systems development. CodeSourcery software enables customers to maximize the performance of hardware platforms ranging from embedded devices to supercomputers.

“Cost controls remain an intense focus at Mentor Graphics,” said Gregory K. Hinckley, president of Mentor Graphics. “We have reduced SG&A expense as a percent of revenue by five hundred basis points over the last two years, and are on track to reduce it another two hundred basis points this fiscal year. We are committed to continue to further reduce SG&A expense over the next several fiscal years.”

Outlook

For the fiscal first quarter ending April 30, 2011, the company expects revenue of about $225 million, non-GAAP earnings per share of about $.15 and GAAP earnings per share of about $.06. For the full year fiscal 2012, the company expects revenues to be approximately $1 billion, non-GAAP earnings per share of about $1.00 and GAAP earnings per share of approximately $.77. This represents a 9% growth in revenue, over 40% growth in non-GAAP earnings per share, and a non-GAAP operating margin of approximately 15%.

Fiscal Year Definition

Mentor Graphics fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•
Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•
Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•
Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•
Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•
Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•
In connection with the Company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•
Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 is 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•
Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•
We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•
We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•
Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues over the last 12 months of about $915 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, Veloce, and Calibre are registered trademarks and Olympus-SoC is a trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders resulting from the business disruption and uncertainty of prolonged proxy fights or offers to purchase the company’s securities; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. The company, its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation. The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2011 annual meeting of shareholders. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. Shareholders are urged to read the proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. Information concerning these participants is available in the company’s proxy statement for the 2010 annual meeting of shareholders filed with the SEC on May 28, 2010, and in subsequent SEC filings on Forms 3 and 4. Shareholders are advised to read the company’s proxy statement for the 2011 annual meeting of shareholders and other relevant documents when they become available, because they will contain important information, including information with respect to such participants. You can obtain free copies of these referenced documents as described above.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
Revenues:
System and software	$216,313	$153,847	$562,355	$479,493
Service and support	90,992	83,288	352,398	323,234
Total revenues	307,305	237,135	914,753	802,727
Cost of revenues: (1)
System and software	10,710	5,226	31,119	22,592
Service and support	26,204	22,130	95,715	85,265
Amortization of purchased technology	3,343	3,047	13,771	12,012
Total cost of revenues	40,257	30,403	140,605	119,869
Gross margin	267,048	206,732	774,148	682,858
Operating expenses:
Research and development (2)	85,101	68,111	285,005	255,538
Marketing and selling (3)	89,936	82,585	320,825	303,709
General and administration (4)	32,552	24,218	101,670	92,260
Equity in earnings of Frontline (5)	(290)	-	(2,051)	-
Amortization of intangible assets (6)	1,605	2,630	7,347	11,184
Special charges (7)	2,205	5,444	10,257	21,334
Total operating expenses	211,109	182,988	723,053	684,025
Operating income (loss)	55,939	23,744	51,095	(1,167)
Other income (expense), net (8)	(755)	334	(2,116)	(928)
Interest expense (9)	(5,033)	(4,287)	(18,411)	(17,546)
Income (loss) before income tax	50,151	19,791	30,568	(19,641)
Income tax expense (benefit) (10)	996	(19,576)	3,428	2,248
Net income (loss)	$49,155	$39,367	$27,140	$(21,889)
Net income (loss) per share:
Basic	$0.45	$0.40	$0.25	$(0.23)
Diluted*	$0.43	$0.39	$0.25	$(0.23)
Weighted average number of shares outstanding:
Basic	110,128	98,970	107,743	96,474
Diluted*	113,082	101,750	109,861	96,474

*Diluted net income per share for the three months ended January 31, 2010 includes $125 of convertible debt interest, net of tax, added back to net income and 1,379 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

Refer to following page for a description of footnotes.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
(1) Cost of revenues:
Equity plan-related compensation	$217	$300	$888	$1,618
Amortization of purchased technology	3,343	3,047	13,771	12,012
	$3,560	$3,347	$14,659	$13,630

(2) Research and development:
Equity plan-related compensation	$1,932	$2,052	$7,939	$10,931

(3) Marketing and selling:
Equity plan-related compensation	$1,310	$1,622	$6,112	$8,406

(4) General and administration:
Equity plan-related compensation	$1,905	$1,209	$7,016	$5,204

(5) Equity in earnings of Frontline:
Amortization of purchased technology and other identified intangible assets	$1,242	$-	$4,347	$-

(6) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,605	$2,630	$7,347	$11,184

(7) Special charges:
Rebalance, restructuring, and other costs	$2,205	$5,444	$10,257	$21,334

(8) Other income (expense), net:
Equity in losses of unconsolidated entities and impairment of investments	$667	$257	$938	$1,108

(9) Interest expense:
Amortization of debt discount and premium, net	$755	$713	$2,981	$2,764
Premium (discount) and costs related to debt retirement	-	-	345	(354)
	$755	$713	$3,326	$2,410

(10) Income tax expense (benefit):
Non-GAAP income tax effects	$(10,110)	$(25,877)	$(12,298)	$(7,028)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP net income (loss)	$49,155	$39,367	$27,140	$(21,889)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	217	300	888	1,618
Research and development	1,932	2,052	7,939	10,931
Marketing and selling	1,310	1,622	6,112	8,406
General and administration	1,905	1,209	7,016	5,204
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	3,343	3,047	13,771	12,012
Amortization of intangible assets (3)	1,605	2,630	7,347	11,184
Frontline purchased technology and intangible assets (4)	1,242	-	4,347	-
Special charges (5)	2,205	5,444	10,257	21,334
Other income (expense), net (6)	667	257	938	1,108
Interest expense (7)	755	713	3,326	2,410
Non-GAAP income tax effects (8)	(10,110)	(25,877)	(12,298)	(7,028)
Total of non-GAAP adjustments	5,071	(8,603)	49,643	67,179
Non-GAAP net income	$54,226	$30,764	$76,783	$45,290

GAAP weighted average shares (diluted)a	113,082	101,750	109,861	96,474
Non-GAAP adjustment	-	-	-	1,901
Non-GAAP weighted average shares (diluted)b	113,082	101,750	109,861	98,375

GAAP net income (loss) per share (diluted)a	$0.43	$0.39	$0.25	$(0.23)
Non-GAAP adjustments detailed above	0.05	(0.09)	0.45	0.70
Non-GAAP net income per share (diluted)b	$0.48	$0.30	$0.70	$0.47

a
Diluted GAAP and non-GAAP net income per share for the three months ended January 31, 2010 includes $125 of convertible debt interest, net of tax, added back to GAAP and non-GAAP net income and 1,379 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

b
Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax, added back to non-GAAP net income and 1,415 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)
Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.

(4)
Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor Graphics acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (2) and (3) above.

(5)
Three months ended January 31, 2011: Special charges consist of (i) $1,474 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $412 in lease restoration costs, (iii) $360 related to an asset abandonment, (iv) $96 related to the abandonment of excess lease space, (v) $(138) in acquisition costs, and (vi) $1 in other adjustments.

Three months ended January 31, 2010: Special charges consist of (i) $1,717 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $1,547 related to the abandonment of excess leased facility space, (iii) $1,175 in advisory fees, (iv) $405 related to an asset abandonment, (v) $302 in lease restoration costs, and (vi) $298 in acquisition costs.

Twelve months ended January 31, 2011: Special charges consist of (i) $6,114 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,432 in lease restoration costs, (iv) $900 related to the abandonment of excess leased facility space, (v) $(566) related to a casualty loss, (vi) $360 related to an asset abandonment, (vii) $(231) in acquisition costs, and (viii) $165 in other costs.

Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

(6)	Three months ended January 31, 2011: Loss of $667 on investment accounted for under the equity method of accounting.
Three months ended January 31, 2010: Loss of $257 on investment accounted for under the equity method of accounting.
Twelve months ended January 31, 2011: Loss of $938 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010: Other income (expense), net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

(7)	Three months ended January 31, 2011: $755 in amortization of original issuance debt discount and premium.
Three months ended January 31, 2010: $713 in amortization of original issuance debt discount.
Twelve months ended January 31, 2011: $2,981 in amortization of original issuance debt discount and premiums and $345 in premium on partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2010: $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP gross margin	$267,048	$206,732	$774,148	$682,858
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	217	300	888	1,618
Amortization of purchased technology	3,343	3,047	13,771	12,012
Non-GAAP gross margin	$270,608	$210,079	$788,807	$696,488

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP gross margin as a percent of total revenues	87%	87%	85%	85%
Non-GAAP adjustments detailed above	1%	2%	1%	2%
Non-GAAP gross margin as a percent of total revenues	88%	89%	86%	87%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP operating expenses	$211,109	$182,988	$723,053	$684,025
Reconciling items to non-GAAP operating expenses
Amortization of Frontline purchased technology and other identified intangible assets	(1,242)	-	(4,347)	-
Equity plan-related compensation	(5,147)	(4,883)	(21,067)	(24,541)
Amortization of other identified intangible assets	(1,605)	(2,630)	(7,347)	(11,184)
Special charges	(2,205)	(5,444)	(10,257)	(21,334)
Non-GAAP operating expenses	$200,910	$170,031	$680,035	$626,966

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP operating income (loss)	$55,939	$23,744	$51,095	$(1,167)
Reconciling items to non-GAAP operating income
Amortization of Frontline purchased technology and other identified intangible assets	1,242	-	4,347	-
Equity plan-related compensation	5,364	5,183	21,955	26,159
Amortization of purchased intangible assets:
Cost of revenues	3,343	3,047	13,771	12,012
Amortization of intangible assets	1,605	2,630	7,347	11,184
Special Charges	2,205	5,444	10,257	21,334
Non-GAAP operating income	$69,698	$40,048	$108,772	$69,522

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP operating income (loss) as a percent of total revenues	18%	10%	6%	0%
Non-GAAP adjustments detailed above	5%	7%	6%	9%
Non-GAAP operating income as a percent of total revenues	23%	17%	12%	9%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
GAAP other expense, net and interest expense	$(5,788)	$(3,953)	$(20,527)	$(18,474)
Reconciling items to non-GAAP other income (expense), net and interest expense
Equity in losses of unconsolidated entities	667	257	938	995
Impairment of cost method investment	-	-	-	113
Amortization of debt discount and retirement costs	755	713	3,326	2,410
Non-GAAP other expense, net and interest expense	$(4,366)	$(2,983)	$(16,263)	$(14,956)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2011	2010

Assets
Current assets:
Cash, cash equivalents, and short-term investments	$133,113	$99,343
Trade accounts receivable, net	153,733	110,839
Term receivables, short-term	193,342	178,911
Prepaid expenses and other	42,605	29,629
Deferred income taxes	15,992	11,891

Total current assets	538,785	430,613
Property, plant, and equipment, net	139,340	121,795
Term receivables, long-term	167,425	164,898
Goodwill and intangible assets, net	541,697	484,342
Other assets	40,731	21,393

Total assets	$1,427,978	$1,223,041

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$15,544	$37,874
Current portion of notes payable	2,000	32,272
Accounts payable	16,724	9,985
Income taxes payable	5,517	3,971
Accrued payroll and related liabilities	109,173	77,008
Accrued liabilities	39,513	44,122
Deferred revenue	171,416	153,965

Total current liabilities	359,887	359,197
Long-term notes payable	207,348	156,075
Deferred revenue, long-term	13,952	9,534
Other long-term liabilities	70,076	58,218
Total liabilities	651,263	583,024

Stockholders' equity:
Common stock	766,624	662,595
Accumulated deficit	(21,602)	(48,742)
Accumulated other comprehensive income	31,693	26,164
Total stockholders' equity	776,715	640,017

Total liabilities and stockholders' equity	$1,427,978	$1,223,041

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
Operating activities
Net income (loss)	$49,155	$39,367	$27,140	$(21,889)
Depreciation and amortization (1)	13,902	14,432	57,075	59,684
Other adjustments to reconcile:
Operating cash	3,798	21,755	15,037	37,388
Changes in working capital	8,258	(70,619)	(17,044)	(37,294)

Net cash provided by operating activities	75,113	4,935	82,208	37,889

Investing activities
Net cash used in investing activities	(21,778)	(30,037)	(72,750)	(49,938)

Financing activities
Net cash provided by financing activities	15,234	39,718	22,110	16,942

Effect of exchange rate changes on cash and cash equivalents	257	73	2,205	805

Net change in cash and cash equivalents	68,826	14,689	33,773	5,698
Cash and cash equivalents at beginning of period	64,287	84,651	99,340	93,642

Cash and cash equivalents at end of period	$133,113	$99,340	$133,113	$99,340

(1) Depreciation and amortization includes a write-off of note issuance costs in the amount of $132 for the year ended January 31, 2011 and $26 for the year ended January 31, 2010.

Other data:
Capital expenditures	$10,406	$28,446	$47,175	$46,397
Days sales outstanding	102	110

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Product Group Bookings (a)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	20%	25%	20%	20%	20%	20%	20%	20%	15%	20%	25%	15%	20%
IC Design to Silicon	30%	35%	30%	25%	30%	40%	40%	35%	40%	40%	40%	30%	30%	40%	35%
Scalable Verification	30%	25%	20%	30%	25%	20%	25%	15%	20%	20%	20%	20%	20%	30%	20%
New & Emerging Products	10%	10%	25%	10%	15%	10%	5%	20%	15%	10%	10%	20%	15%	10%	15%
Services & Other (b)	10%	10%	5%	10%	10%	10%	10%	10%	5%	10%	15%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Product Group Revenue (b)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	25%	30%	25%	30%	25%	20%	20%	30%	25%	25%	20%	20%	25%	20%	20%
IC Design to Silicon	35%	30%	25%	25%	30%	45%	35%	30%	35%	35%	40%	30%	30%	35%	35%
Scalable Verification	20%	20%	30%	25%	25%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	10%	15%	15%	15%	10%	10%	10%	15%	10%	10%	15%	10%	10%	10%
Services & Other (b)	10%	10%	5%	5%	5%	5%	10%	10%	5%	5%	10%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Bookings by Geography	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	45%	40%	45%	50%	45%	40%	55%	45%	40%	45%	40%	30%	40%	35%	35%
Europe	20%	25%	20%	20%	20%	25%	25%	15%	25%	20%	35%	35%	35%	35%	35%
Japan	15%	5%	15%	15%	15%	25%	5%	20%	15%	15%	15%	20%	10%	5%	15%
Pac Rim	20%	30%	20%	15%	20%	10%	15%	20%	20%	20%	10%	15%	15%	25%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Revenue by Geography	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	35%	40%	50%	50%	45%	40%	50%	40%	40%	45%	40%	35%	40%	40%	40%
Europe	25%	25%	25%	20%	25%	20%	30%	25%	30%	25%	30%	30%	35%	35%	30%
Japan	20%	10%	10%	15%	10%	20%	5%	15%	15%	15%	20%	20%	10%	10%	15%
Pac Rim	20%	25%	15%	15%	20%	20%	15%	20%	15%	15%	10%	15%	15%	15%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Bookings by Business Model (c)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	40%	30%	15%	15%	25%	15%	25%	20%	10%	15%	20%	20%	20%	10%	15%
Ratable	20%	15%	5%	5%	10%	15%	15%	15%	15%	15%	25%	20%	15%	10%	15%
Up Front	40%	55%	80%	80%	65%	70%	60%	65%	75%	70%	55%	60%	65%	80%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2011					Fiscal year ended January 31, 2010					Fiscal year ended January 31, 2009
Revenue by Business Model (c)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	25%	25%	15%	20%	15%	25%	15%	10%	15%	20%	20%	20%	10%	15%
Ratable	25%	15%	10%	10%	15%	10%	15%	15%	10%	15%	20%	20%	20%	10%	15%
Up Front	55%	60%	65%	75%	65%	75%	60%	70%	80%	70%	60%	60%	60%	80%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.
(b) Product Group Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

	Q1 FY12	FY12
Diluted GAAP net income per share	$0.06	$0.77
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.03	0.08
Amortization of other identified intangible assets (2)	0.02	0.09
Equity plan-related compensation (3)	0.05	0.17
Special charges (4)	-	-
Other expense, net and interest expense (5)	0.01	0.03
Non-GAAP income tax effects (6)	(0.02)	(0.14)
Non-GAAP net income per share	$0.15	$1.00

(1)
Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Q1 FY12 and Full Year FY12 assumes no additional acquisitions.

(2)
Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q1 FY12 and Full Year FY12 assumes no additional acquisitions.

(3)	Excludes equity plan-related compensation expense.
(4)
Excludes special charges consisting primarily of costs incurred for facility closures, employee rebalances (which includes severance benefits, notice pay and outplacement services), and acquisition costs. The guidance for Q1 FY12 and Full Year FY12 assumes no special charges.

(5)	Reflects amortization of original issuance debt discount and premium, net.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

CONTACT:
Mentor Graphics Corporation
Media Contact
Ry Schwark, 503-685-1660
ry_schwark@mentor.com
or
Investor Contact
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com